                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13D-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
               RULES 13D-1(B),(C), AND (D) AND AMENDMENTS THERETO
                         FILED PURSUANT TO RULE 13D-2(B)
                               (AMENDMENT NO. 1)(1)



                                  Cygnus, Inc.
                              ---------------------
                                (NAME OF ISSUER)

                                  Common Stock
                         ------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                    232560102
                                 --------------
                                 (CUSIP NUMBER)

                                 October 1, 2002
               --------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)

[X]  Rule 13d-1(c)

[ ]  Rule 13d-1(d)


--------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities and Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G


CUSIP NO.  232560102


1.       Names of Reporting Persons. HALIFAX FUND, L.P.
         I.R.S. Identification Nos. of above persons (entities only).

         ----------------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)                                X
             ------------------------------------------------------------------
         (b)
             ------------------------------------------------------------------

3.       SEC USE ONLY
                      ---------------------------------------------------------

4.       Citizenship or Place of Organization             Cayman Islands
                                               --------------------------------


         Number of         5.   Sole Voting Power               -0-
         Shares                                    ----------------------------
         Beneficially
         Owned by          6.   Shared Voting Power          4,213,971
         Each                                       ---------------------------
         Reporting
         Person With       7.   Sole Dispositive Power          -0-
                                                       ------------------------

                           8.   Shared Dispositive Power     4,213,971
                                                         ----------------------

9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                                      4,213,971
         ----------------------------------------------------------------------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares
                                                                         ------

11.      Percent of Class Represented by Amount in Row (9)       9.90%
                                                           --------------------

12.      Type of Reporting Person (See Instructions)               PN
                                                     --------------------------

                                  SCHEDULE 13G


1.       Names of Reporting Persons. THE PALLADIN GROUP, L.P.
         I.R.S. Identification Nos. of above persons (entities only).

         ----------------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)                                X
             ------------------------------------------------------------------
         (b)
             ------------------------------------------------------------------

3.       SEC USE ONLY
                      ---------------------------------------------------------

4.       Citizenship or Place of Organization                 Texas
                                              ---------------------------------

         Number of         5.   Sole Voting Power               -0-
         Shares                                   -----------------------------
         Beneficially
         Owned by          6.   Shared Voting Power          4,213,971
         Each                                       ---------------------------
         Reporting
         Person With       7.   Sole Dispositive Power          -0-
                                                        -----------------------

                           8.   Shared Dispositive Power     4,213,971
                                                         ----------------------


9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                                      4,213,971
         ----------------------------------------------------------------------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares
                                                                          -----

11.      Percent of Class Represented by Amount in Row (9)      9.90%
                                                           --------------------

12.      Type of Reporting Person (See Instructions)             PN
                                                     --------------------------

                                  SCHEDULE 13G


CUSIP NO.  232560102


1. Names of Reporting Persons. DEAM CONVERTIBLE ARBITRAGE FUND, LTD. I.R.S. Identification Nos. of above persons (entities only).

         ----------------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)                                X
             ------------------------------------------------------------------
         (b)
             ------------------------------------------------------------------

3.       SEC USE ONLY
                      ---------------------------------------------------------

4.       Citizenship or Place of Organization             Cayman Islands
                                              ---------------------------------

         Number of         5.   Sole Voting Power             -0-
         Shares                                   -----------------------------
         Beneficially
         Owned by          6.   Shared Voting Power         635,801
         Each                                       ---------------------------
         Reporting
         Person With       7.   Sole Dispositive Power        -0-
                                                        -----------------------

                           8.   Shared Dispositive Power    635,801
                                                         ----------------------


9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                                        635,801
         ----------------------------------------------------------------------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares
                                                                          -----

11.      Percent of Class Represented by Amount in Row (9)     1.63%
                                                           --------------------

12.      Type of Reporting Person (See Instructions)              CO
                                                     --------------------------

                                  SCHEDULE 13G


CUSIP NO.  232560102

1.       Names of Reporting Persons. PALLADIN PARTNERS I, L.P.
         I.R.S. Identification Nos. of above persons (entities only).

         ----------------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)                                X
             ------------------------------------------------------------------
         (b)
             ------------------------------------------------------------------

3.       SEC USE ONLY
                       --------------------------------------------------------

4.       Citizenship or Place of Organization                 Delaware
                                              ---------------------------------

         Number of         5.   Sole Voting Power                -0-
         Shares                                   -----------------------------
         Beneficially
         Owned by          6.   Shared Voting Power            506,152
         Each                                       ---------------------------
         Reporting
         Person With       7.   Sole Dispositive Power           -0-
                                                       ------------------------

                           8.   Shared Dispositive Power       506,152
                                                        -----------------------

9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                                      506,152
         ----------------------------------------------------------------------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares
                                                                          -----

11.      Percent of Class Represented by Amount in Row (9)        1.30%
                                                           --------------------

12.      Type of Reporting Person (See Instructions)                PN
                                                     --------------------------

                                  SCHEDULE 13G


CUSIP NO.  232560102

1.       Names of Reporting Persons. PALLADIN OVERSEAS FUND, LTD.
         I.R.S. Identification Nos. of above persons (entities only).

         ----------------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)                                X
             ------------------------------------------------------------------
         (b)
             ------------------------------------------------------------------

3.       SEC USE ONLY


4.       Citizenship or Place of Organization               Cayman Islands
                                              ---------------------------------

         Number of         5.   Sole Voting Power                 -0-
         Shares                                   -----------------------------
         Beneficially
         Owned by          6.   Shared Voting Power             380,650
         Each                                       ---------------------------
         Reporting
         Person With       7.   Sole Dispositive Power             -0-
                                                       ------------------------

                           8.   Shared Dispositive Power        380,650
                                                        -----------------------


9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                                      380,650
         ----------------------------------------------------------------------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares
                                                                           ----

11.      Percent of Class Represented by Amount in Row (9)          0.98%
                                                           --------------------

12.      Type of Reporting Person (See Instructions)                CO
                                                     --------------------------

                                  SCHEDULE 13G


CUSIP NO.  232560102

1. Names of Reporting Persons. LANCER SECURITIES (CAYMAN) LTD. I.R.S. Identification Nos. of above persons (entities only).

         ----------------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)                                X
             ------------------------------------------------------------------
         (b)
             ------------------------------------------------------------------

3.       SEC USE ONLY


4.       Citizenship or Place of Organization                 Cayman Islands
                                              ---------------------------------

         Number of         5.   Sole Voting Power                  -0-
         Shares                                   -----------------------------
         Beneficially
         Owned by          6.   Shared Voting Power              635,801
         Each                                       ---------------------------
         Reporting
         Person With       7.   Sole Dispositive Power             -0-
                                                       ------------------------

                           8.   Shared Dispositive Power         635,801
                                                        -----------------------


9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                                      635,801
         ----------------------------------------------------------------------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares
                                                                          -----

11.      Percent of Class Represented by Amount in Row (9)         1.63%
                                                           --------------------

12.      Type of Reporting Person (See Instructions)               CO
                                                     --------------------------

                                  SCHEDULE 13G


CUSIP NO.  232560102

1. Names of Reporting Persons. CRIPPLE CREEK SECURITIES, LLC I.R.S. Identification Nos. of above persons (entities only).

         ----------------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)                                X
             ------------------------------------------------------------------
         (b)
             ------------------------------------------------------------------

3.       SEC USE ONLY

         ----------------------------------------------------------------------

4.       Citizenship or Place of Organization                Delaware
                                              ---------------------------------

         Number of         5.   Sole Voting Power                -0-
         Shares                                   -----------------------------
         Beneficially
         Owned by          6.   Shared Voting Power            731,369
         Each                                       ---------------------------
         Reporting
         Person With       7.   Sole Dispositive Power           -0-
                                                       ------------------------

                           8.   Shared Dispositive Power       731,369
                                                        ------------------------


9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                                      731,369
         ----------------------------------------------------------------------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares

         ----------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row (9)      1.87%
                                                           --------------------

12.      Type of Reporting Person (See Instructions)              OO
                                                     --------------------------

ITEM 1.

(a)      NAME OF ISSUER:

         Cygnus, Inc.

(b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         Cygnus, Inc.
         400 Penobscot Drive
         Redwood City, California 94063-4719

ITEM 2.

         (a)  NAME OF PERSON FILING:

              The Palladin Group, L.P., a Texas limited partnership ("Palladin")

              Halifax Fund, L.P., a Cayman Islands limited partnership
              ("Halifax")

              DeAM Convertible Arbitrage Fund, Ltd., a Cayman Islands corporation ("DeAM")

              Palladin Partners I, L.P., a Delaware limited partnership ("PPI")

              Palladin Overseas Fund, Ltd., a Cayman Islands corporation ("POF")

              Lancer Securities (Cayman) Ltd., a Cayman Islands corporation ("Lancer")

              Cripple Creek Securities, LLC, a Delaware limited liability company ("CCS")

              Palladin Capital Management, LLC, a Delaware limited liability company ("PCM"), is the sole general partner of Palladin. Palladin is the investment adviser of Halifax, DeAM, PPI, POF, Lancer and CCS. Because its beneficial ownership arises solely from its status as the investment adviser of Halifax, DeAM, PPI, POF, Lancer and CCS, Palladin expressly disclaims equitable ownership of and pecuniary interest in any shares of Common Stock. Halifax, PPI, POF, CCS and PCM are controlled by Jeffrey Devers.

         (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

              Palladin

              The business address of Palladin is 195 Maplewood Avenue, Maplewood, New Jersey 07040.

              Halifax

              The business address of Halifax is c/o Huntlaw Corporate Services, Ltd., The Huntlaw Building, 75 Fort Street, George Town, Grand Cayman, Cayman Islands.

              DeAM

              The business address of DeAM is c/o Walkers, Walker House, Mary Street, George Town, Grand Cayman, Cayman Islands.

              PPI

              The business address of PPI is 195 Maplewood Avenue, Maplewood, New Jersey 07040.

              POF

              The business address of POF is c/o Huntlaw Corporate Services, Ltd., The Huntlaw Building, 75 Fort Street, George Town, Grand Cayman, Cayman Islands.

              Lancer

              The business address of Lancer is c/o W.S. Walker & Co., Second Floor, Caledonian House, Mary Street, George Town, Grand Cayman, Cayman Islands.

              CCS

              The business address of CCS is 195 Maplewood Avenue, Maplewood, New Jersey 07040.

         (c)  CITIZENSHIP:

              The Palladin Group, L.P. is a Texas limited partnership

              Halifax Fund, L.P. is a Cayman Islands limited partnership

              DeAM Convertible Arbitrage Fund, Ltd. is a Cayman Islands corporation

              Palladin Partners I, L.P. is a Delaware limited partnership

              Palladin Overseas Fund, Ltd. is a Cayman Islands corporation

              Lancer Securities (Cayman) Ltd. is a Cayman Islands corporation

              Cripple Creek Securities, LLC is a Delaware limited liability company

         (d)  TITLE OF CLASS OF SECURITIES:

              Common Stock

         (e)  CUSIP NUMBER:

              232560102

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

         (a) [  ]   Broker or dealer registered under Section 15 of the
                    Exchange Act.
         (b) [  ]   Bank as defined in Section 3(a)(6) of the Exchange Act.
         (c) [  ]   Insurance company as defined in Section 3(a)(19) of the
                    Exchange Act.
         (d) [  ]   Investment company registered under Section 8 of the
                    Investment Company Act.
         (e) [  ]   An investment adviser in accordance with Rule
                    13d-1(b)1(ii)(E).
         (f) [  ]   An employee benefit plan or endowment fund in accordance
                    with Rule 13d-1(b)(1)(ii)(F).
         (g) [  ]   A parent holding company or control person in accordance
                    with Rule 13d-1(b)(1)(ii)(G).
         (h) [  ]   A savings associations as defined in Section 3(b) of the
                    Federal Deposit Insurance Act.
         (i) [  ]   A church plan that is excluded from the definition of an
                    investment company under section 3(c)(14) of the Investment
                    Company Act.
         (j) [  ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


ITEM 4.       OWNERSHIP

              Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)  Amount beneficially owned:

              Palladin may be deemed to beneficially own 4,213,971 shares of Common Stock; however, because Palladin's beneficial ownership arises solely from its status as the investment adviser of Halifax, DeAM, PPI, POF, Lancer and CCS, Palladin expressly disclaims equitable ownership of and pecuniary interest in any shares of Common Stock.

              Halifax beneficially owns 4,213,971 shares of Common Stock.

              DeAM beneficially owns 635,801 shares of Common Stock.

              PPI beneficially owns 506,152 shares of Common Stock.

              POF beneficially owns 380,650 shares of Common Stock.

              Lancer beneficially owns 635,801 shares of Common Stock.

              CCS beneficially owns 731,369 shares of Common Stock.

         (b)  Percent of class:

              The 4,213,971 shares of Common Stock that Palladin may be deemed to beneficially own constitute 9.90% of the total number of shares of Common Stock outstanding.

              The 4,213,971 shares of Common Stock that Halifax beneficially owns constitute 9.90% of the total number of shares of Common Stock outstanding.

              The 635,801 shares of Common Stock that DeAM beneficially owns constitute 1.63% of the total number of shares of Common Stock outstanding.

              The 506,152 shares of Common Stock that PPI beneficially owns constitute 1.30% of the total number of shares of Common Stock outstanding.

              The 380,650 shares of Common Stock that POF beneficially owns constitute 0.98% of the total number of shares of Common Stock outstanding.

              The 635,801 shares of Common Stock that Lancer beneficially owns constitute 1.63% of the total number of shares of Common Stock outstanding.

              The 731,369 shares of Common Stock that CCS beneficially owns constitute 1.87% of the total number of shares of Common Stock outstanding.

         (c)  Number of shares as to which the person has:

              (i)       Sole power to vote or to direct the vote:

                        Not applicable

              (ii)      Shared power to vote or to direct the vote:

                        Halifax and Palladin together have shared power to vote or direct the vote of 4,213,971 shares of Common Stock.

                        DeAM and Palladin together have shared power to vote or direct the vote of 635,801 shares of Common Stock.

                        PPI and Palladin together have shared power to vote or direct the vote of 506,152 shares of Common Stock.

                        POF and Palladin together have shared power to vote or direct the vote of 380,650 shares of Common Stock.

                        Lancer and Palladin together have shared power to vote or direct the vote of 635,801 shares of Common Stock.

                        CCS and Palladin together have shared power to vote or direct the vote of 731,369 shares of Common Stock.

              (iii)     Sole power to dispose or to direct the disposition of:

                        Not applicable

              (iv)      Shared power to dispose or to direct the disposition of:

                        Halifax and Palladin together have shared power to dispose or direct the disposition of 4,213,971 shares of Common Stock.

                        DeAM and Palladin together have shared power to dispose or direct the disposition of 635,801 shares of Common Stock.

                        PPI and Palladin together have shared power to dispose or direct the disposition of 506,152 shares of Common Stock.

                        POF and Palladin together have shared power to dispose or direct the disposition of 380,650 shares of Common Stock.

                        Lancer and Palladin together have shared power to dispose or direct the disposition of 635,801 shares of Common Stock.

                        CCS and Palladin together have shared power to dispose or direct the disposition of 731,369 shares of Common Stock.


ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

              Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

              Not applicable.


ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

              Not applicable.


ITEM 9.       NOTICE OF DISSOLUTION OF GROUP

              Not applicable.


ITEM 10.      CERTIFICATION

              By signing below the undersigned each certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete and correct.

         Dated: October 9, 2002

                                      THE PALLADIN GROUP, L.P.

                                      By: Palladin Capital Management, LLC,
                                                its General Partner

                                          By: /s/ Maurice Hryshko
                                              --------------------------------
                                                  Maurice Hryshko
                                                  Authorized Person


                                      HALIFAX FUND, L.P.

                                      By: Yarmouth Investments, Ltd.,
                                                its General Partner

                                          By: /s/ Maurice Hryshko
                                              --------------------------------
                                                  Maurice Hryshko
                                                  Authorized Person


                                      DEAM CONVERTIBLE ARBITRAGE FUND LTD.

                                      By: The Palladin Group, L.P.,
                                                as Investment Adviser

                                          By: /s/ Maurice Hryshko
                                              --------------------------------
                                                  Maurice Hryshko
                                                  Authorized Person


                                      PALLADIN PARTNERS I, L.P.

                                      By:  Palladin Asset Management, LLC,
                                                as Managing General Partner

                                          By: /s/ Maurice Hryshko
                                              --------------------------------
                                                  Maurice Hryshko
                                                  Authorized Person

                                      PALLADIN OVERSEAS FUND LTD.


                                          By: /s/ Maurice Hryshko
                                              --------------------------------
                                                  Maurice Hryshko
                                                  Authorized Person


                                      LANCER SECURITIES (CAYMAN) LIMITED

                                      By: The Palladin Group, L.P.,
                                                as Investment Adviser

                                          By: /s/ Maurice Hryshko
                                              --------------------------------
                                                  Maurice Hryshko
                                                  Authorized Person


                                      CRIPPLE CREEK SECURITIES, LLC


                                          By: /s/ Maurice Hryshko
                                              --------------------------------
                                                  Maurice Hryshko
                                                  Authorized Person

                                    EXHIBIT A

                             JOINT FILING AGREEMENT


         The undersigned hereby agree that the statement on Schedule 13G with respect to the Common Stock of Cygnus, Inc. dated October 9, 2002 is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.


         Dated: October 9, 2002

                                      THE PALLADIN GROUP, L.P.

                                      By: Palladin Capital Management, LLC,
                                                 its General Partner

                                          By: /s/ Maurice Hryshko
                                              --------------------------------
                                              Maurice Hryshko
                                              Authorized Person


                                      HALIFAX FUND, L.P.

                                      By: Yarmouth Investments, Ltd.,
                                                 its General Partner

                                          By: /s/ Maurice Hryshko
                                              --------------------------------
                                              Maurice Hryshko
                                              Authorized Person


                                      DEAM CONVERTIBLE ARBITRAGE FUND LTD.

                                      By: The Palladin Group, L.P.,
                                                 as Investment Adviser

                                          By: /s/ Maurice Hryshko
                                              --------------------------------
                                              Maurice Hryshko
                                              Authorized Person

                                      PALLADIN PARTNERS I, L.P.

                                      By: Palladin Asset Management, LLC,
                                                 as Managing General Partner

                                          By: /s/ Maurice Hryshko
                                              --------------------------------
                                              Maurice Hryshko
                                              Authorized Person

                                      PALLADIN OVERSEAS FUND LTD.


                                      By: /s/ Maurice Hryshko
                                          ------------------------------------
                                          Maurice Hryshko
                                          Authorized Person


                                      LANCER SECURITIES (CAYMAN) LIMITED

                                      By: The Palladin Group, L.P.,
                                                 as Investment Adviser

                                          By: /s/ Maurice Hryshko
                                              --------------------------------
                                              Maurice Hryshko
                                              Authorized Person


                                      CRIPPLE CREEK SECURITIES, LLC


                                      By: /s/ Maurice Hryshko
                                          ------------------------------------
                                          Maurice Hryshko
                                          Authorized Person